Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186656

COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.
SUPPLEMENT NO. 17 DATED OCTOBER 18, 2016
TO THE PROSPECTUS DATED OCTOBER 19, 2015
This document supplements, and should be read in conjunction with, the prospectus of Cole Real Estate Income Strategy (Daily NAV), Inc. dated October 19, 2015, Supplement No. 8 dated April 29, 2016, which superseded and replaced all previous supplements to the prospectus, Supplement No. 9 dated May 5, 2016, Supplement No. 10 dated May 20, 2016, Supplement No. 11 dated June 7, 2016, Supplement No. 12 dated July 8, 2016, Supplement No. 13 dated August 3, 2016, Supplement No. 14 dated August 23, 2016, Supplement No. 15 dated September 9, 2016, and Supplement No. 16 dated October 7, 2016. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus, as supplemented to date.

The purpose of this supplement is to describe the placement of debt on certain real property investments.
PROSPECTUS UPDATES
Placement of Debt on Certain Real Property Investments
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives, Strategy and Policies — Placement of Debt on Certain Real Property Investments” beginning on page 92 of the prospectus.
Credit Facility
On October 12, 2016, our operating partnership (“Income NAV OP”) entered into an accordion increase and lender joinder agreement (the “Accordion Increase”), by and among Income NAV OP, JPMorgan Chase, as administrative agent for the lenders and as accordion lender and U.S. Bank National Association and Comerica Bank as accordion lenders. Pursuant to the Accordion Increase, Income NAV OP exercised $75.0 million of the accordion feature in the Amended Credit Agreement, and increased the maximum amount available under the Amended Credit Facility from $85.0 million to $136.0 million in revolving loans, swing line loans and letters of credit and from $40.0 million to $64.0 million in term loans.

INAV-SUP-17G